Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PSM HOLDINGS, INC.

(A Delaware Corporation)

PSM Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the “Corporation”), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: By majority written consent of the stockholders of the Corporation, resolutions were duly adopted amending Section 3.1 of Article III of the Certificate of Incorporation for the Corporation. The resolution summarizing the proposed amendment is as follows:

RESOLVED, the majority stockholders and the Board of Directors believe it is in the best interest of the Corporation to and do hereby amend the Corporation’s Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Corporation from 100,000,000 to 400,000,000 shares, par value $.001 per share.

SECOND: That upon the effectiveness of this Certificate of Amendment, Section 3.1 of Article III of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety such that, as amended, said section shall read in its entirety as follows:

3.1     Authorized Shares.

The total number of shares of stock which the corporation shall have authority to issue is 400,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share.

THIRD: That thereafter, pursuant to resolution of its Board of Directors and written consent of the majority stockholders, the amendment was properly approved in accordance with Delaware law.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: This amendment shall become effective on November 25, 2014.

IN WITHNESS WHEREOF, said Corporation has caused this certificate to be signed by its Chief Executive Officer this 11th day of November, 2014.

PSM HOLDINGS, INC.

By:	/s/ Kevin Gadawski
Kevin Gadawski, Chief Executive Officer